Exhibit 5



          [DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMAN LETTERHEAD]






                                July 28, 1997





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

               Re:    Republic Bancorp Inc.

Ladies and Gentlemen:

        We are acting as counsel for Republic Bancorp Inc., a Michigan corporation (the "Company), in connection with its registration of 87,000 shares of its Common Stock, $5.00 par value (the "Stock"), which are being sold by certain shareholders (the "Selling Shareholders") who have the right to acquire the stock by exercise of options held by them under the Company's 1997 Stock Option Plan. The Stock is described in a post-effective amendment to the Company's registration statement on Form S-8, Registration No. 333-26515 (the "Registration Statement"), which has been filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

        Based upon our examination of such corporate records and other documents and certificates as we deemed it necessary to examine, it is our opinion that the Stock has been duly and validly authorized, and when issued, delivered and paid for by the Selling Shareholders upon exercise of such options and when resold, delivered and paid for, will be legally issued, fully paid and nonassessable.

Securities and Exchange Commission
July 28, 1997
Page 2


        We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and the reference made to our Firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


                                    Very truly yours,



                                 /s/ DICKINSON, WRIGHT, MOON,
                                     VAN DUSEN & FREEMAN